Exhibit C-10














                                  GPU SERVICE, INC.



                        SUPPLEMENTAL AND EXCESS BENEFITS PLAN






                        As Amended, Effective February 6, 1997





                                  TABLE OF CONTENTS


                                                                      Page

          Foreword                                                      1

          Section   1 - Definitions                                     2

          Section   2 - Application and Basis of the Plan               5

          Section   3 - Payment of Benefits                             6

          Section   4 - Administration                                 12

          Section   5 - Amendment and Termination                      13





                                  GPU SERVICE, INC.

                        SUPPLEMENTAL AND EXCESS BENEFITS PLAN

                       (As amended effective February 6, 1997)

                                       Foreword


          Effective as of January l, 1988, GPU Service, Inc. (referred to in this document as the "Company") established a supplemental pension plan for the benefit of certain of its employees. This GPU Service, Inc. Supplemental and Excess Benefits Plan (the "Plan") is a continuation of that plan as adopted effective January 1, 1988.

          The Plan, as set forth herein, is applicable to all employees of the Company who meet the requirements described in this Plan and who are actively employed by the Company after February 6, 1997. The benefits of any employee who ceased employment with the Company, by retirement, death, or otherwise, prior to February 6, 1997 are determined in accordance with the terms of the applicable predecessor to this Plan as in effect at the time of such cessation of employment, except that the provisions of
          Section 1.11 are retroactive and apply to any employee who ceased employment on or after January 1, 1989.

          It is intended that the "excess benefits" provided under the Plan be an "excess benefits plan" as that term is defined in Section 3(36) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and that the "supplemental benefits" provided under the Plan be a deferred compensation plan for "a select group of management or highly compensated employees" as that term is used in ERISA.

          One purpose of the Plan is to provide participants of the GPU Service, Inc. Employee Pension Plan ("Pension Plan") and their surviving spouses with the amount of company-provided benefits that would have been provided to them under the Pension Plan but for the limitation on benefits imposed under Section 415 of the Internal Revenue Code, as amended.

          The second purpose of the Plan is to provide elected officers and certain other highly compensated employees of the Company and their surviving spouses with the amount of company-provided benefits that would have been provided to them under the Pension Plan but for the following:

          (a) the limitation on Earnings for purposes of the Pension Plan imposed by Section 401(a)(17) of such Code, as amended, and

          (b) the exclusion, from Earnings under the Pension Plan, of any compensation deferred under the Deferred Compensation Plan.








          The term Company shall include GPU International, Inc.

          Except to the extent otherwise indicated or inappropriate, the Pension Plan is incorporated by reference.


                                      SECTION 1

                                     Definitions


          1.1 Except to the extent otherwise indicated, the definitions contained in Section l of the Pension Plan are applicable under the Plan.

          1.2 Board of Directors: The term Board of Directors shall mean the Board of Directors of the Company.

          1.3 Change in Control: The term Change in Control shall mean the occurrence during the term of the Plan of:

               (1) An acquisition (other than directly from GPU, Inc. (the "Corporation")) of any common stock of the Corporation ("Common Stock") or other voting securities of the Corporation entitled to vote generally for the election of directors (the "Voting Securities") by any "Person" (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of the then outstanding shares of Common Stock or the combined voting power of the Corporation's then outstanding Voting Securities; provided, however, in determining whether a Change in Control has occurred, Voting Securities which are acquired in a "Non-Control Acquisition" (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A "Non-Control Acquisition" shall mean an acquisition by (A) an employee benefit plan (or a trust forming a part thereof) maintained by (i) the Corporation or (ii) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Corporation (for purposes of this definition, a "Subsidiary"), (B) the Corporation or its Subsidiaries, or (C) any Person in connection with a "Non-Control Transaction" (as hereinafter defined);

               (2) The individuals who, as of August 1, 1996, are members of the board of directors of the Corporation (the "Incumbent Board"), cease for any reason to constitute at least seventy percent (70%) of the members of the board of directors of the Corporation; provided, however, that if the election, or nomination for election by the Corporation's shareholders, of any new director was approved by a vote of at least two-






               thirds of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the Exchange
               Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the board of directors of the Corporation (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

               (3)  The consummation of:

                    (A) A merger, consolidation or reorganization with or into the Corporation or in which securities of the Corporation are issued, unless such merger, consolidation or reorganization is a "Non-Control Transaction." A "Non-Control Transaction" shall mean a merger, consolidation or reorganization with or into the Corporation or in which securities of the Corporation are issued where:

                         (i) the shareholders of the Corporation, immediately before such merger, consolidation or reorganization, own directly or indirectly immediately following such merger, consolidation or reorganization, at least sixty percent (60%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization (the "Surviving Corporation") in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization,

                         (ii) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least seventy percent (70%) of the members of the board of directors of the Surviving Corporation, or a corporation, directly or indirectly, beneficially owning a majority of the Voting Securities of the Surviving Corporation, and

                         (iii)     no Person other than (w) the
               Corporation, (x) any Subsidiary, (y) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to such merger, consolidation or reorganization, was maintained by the Corporation or any Subsidiary, or (z) any Person who, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of twenty percent (20%) or more of the then outstanding Voting Securities or common stock of the Corporation, has Beneficial Ownership of twenty percent (20%) or more of the combined voting power of the Surviving Corporation's then outstanding voting






               securities or its common stock.

                    (B) A complete liquidation or dissolution of the Corporation; or

                    (C)  The sale or other disposition of all or
               substantially all of the assets of the Corporation to any Person (other than a transfer to a Subsidiary).

               Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the "Subject Person") acquired Beneficial Ownership of more than the permitted amount of the then outstanding Common Stock or Voting Securities as a result of the acquisition of Common Stock or Voting Securities by the Corporation which, by reducing the number of shares of Common Stock or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of shares of Common Stock or Voting Securities by the Corporation, and after such share acquisition by the Corporation, the Subject Person becomes the Beneficial Owner of any additional shares of Common Stock or Voting Securities which increases the percentage of the then outstanding shares of Common Stock or Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

          1.4 Company: The word Company shall have the meaning indicated in the Foreword.

          1.5 Deferred Compensation Plan: The term Deferred Compensation Plan shall mean the GPU Companies Deferred Compensation Plan, as adopted by the Company.

          1.6 Earnings: The term Earnings shall mean an Employee's "Earnings" as defined in the Pension Plan.

          1.7 Excess Benefit: The term Excess Benefit shall mean the excess, if any, of (i) each pension benefit which would be payable to an Employee or to the Employee's surviving spouse under the Pension Plan if the limitations on benefits imposed by Section 18.1 of the Pension Plan were not applicable over (ii) each pension benefit payable under the Pension Plan.

          1.8  Incentive Compensation Plan:  The term Incentive
               Compensation Plan shall mean the Company's Employee Incentive Compensation Plan or its Incentive Compensation Plan for Elected Officers or Annual Performance Award Plan.

          1.9 Pension Plan: The term Pension Plan shall have the meaning indicated in the Foreword.







          1.10 Plan: The term Plan shall have the meaning indicated in the Foreword.

          1.11 Supplemental Benefit: The term Supplemental Benefit shall mean the excess, if any, of (i) each pension benefit that would be payable to an Employee or to an Employee's surviving spouse under the Pension Plan if all amounts of base compensation or Incentive Compensation Plan awards deferred under the Deferred Compensation Plan were included in Earnings (and if the limitations on benefits imposed by Section 18.1 of the Pension Plan and on Earnings imposed by
               Section 401(a)(17) of the Internal Revenue Code were not applicable) over (ii) the sum of (a) each pension benefit payable under the Pension Plan and (b) any Excess Benefit payable under this Plan.

               For purposes of clause (i) of this Section 1.11, any amount of base compensation deferred under the Deferred Compensation Plan shall be treated as Earnings for the period in which such amount would have been paid to the Employee in cash if the Employee had not elected to defer such amount, and the amount of any award made to an Employee under the Incentive Compensation Plan and deferred under the Deferred Compensation Plan shall be treated as Earnings for the period corresponding to the Performance Period for which such award is made to the Employee. No amount of base compensation so deferred, and no amount awarded under the Incentive Compensation Plan, shall be treated as Earnings for any period other than the period determined under the preceding sentence.

               For purposes of clause (i) of this Section 1.11, the amount of any additional years of Creditable Service determined in accordance with Section 5.9 of the Pension Plan will be recalculated by replacing the Employee's annual base salary rate of Earnings as of April 1, 1989 by (a) for purposes of calculating projected Basic Pensions, the product of (i) such rate before any reductions on account of the Deferred Compensation Plan times (ii) 1.0 plus the target award percentage as described under the Incentive Compensation Plan and (b) for purposes of calculating the accumulation of contributions of 2.25% or 2.10% of compensation, such rate before any reductions on account of the Deferred Compensation Plan.


                                      SECTION 2

                          Application and Basis of the Plan


          2.1 The Plan shall be applicable (i) in the case of the Excess Benefit, to each Employee described in Section 2.1 of the Pension Plan and (ii) in the case of the Supplemental Benefit, to each Employee described in clause (i) who is an






               elected officer of the Company and to each other Employee described in clause (i) who for any calendar year has Earnings (plus any Incentive Compensation Plan awards deferred) in excess of the amount of compensation for such year that can be taken into account for purposes of the Pension Plan pursuant to Section 401(a)(17) of the Code.


                                      SECTION 3

                                 Payment of Benefits


          3.1 The Company shall pay to each Employee to whom this Plan is applicable, or to the surviving spouse of any such Employee, the Excess Benefit and/or the Supplemental Benefit determined for such Employee or surviving spouse under Sections 1.7 and 1.11 hereof.

          3.2 (a) The Excess Benefit and/or Supplemental Benefit payable hereunder to an Employee or the Employee's surviving spouse shall commence to be paid:

                    (i) on the first of the month following the Employee's retirement, if the Employee retires in accordance with Section 3.1, 3.2,
                              3.3 or 3.4 of the Pension Plan,

                    (ii) on Normal Retirement Date, if the Employee becomes entitled to benefits in accordance with Section 3.5 of the Pension Plan, or

                    (iii) in the case of a Benefit which becomes payable hereunder to an Employee's surviving spouse on account of the Employee's death before the Employee has received any Benefit payment hereunder, on the earliest date as of which payment of such spouse's Basic Pension under the applicable provisions of Section 9 of the Pension Plan could commence, without regard to any election by such spouse to defer the commencement of payment of such Basic Pension.

               (b) The Excess and/or Supplemental Benefit payable hereunder to the Employee shall be paid in the form of a single life annuity, unless the Employee is married on the date on which payment of such Benefit is to commence under Section 3.2(a) above, in which event it shall be paid in the same form as Option 2, as described in Section 10.1 of the Pension Plan, with the Employee's spouse as the beneficiary thereunder.









               (c)  Notwithstanding the preceding provisions of this
                    Section 3.2, an Employee may elect (i) to delay commencement of his or her Excess and Supplemental Benefits to a specified date after the date applicable under Section 3.2(a) but not later than the Employee's Normal Retirement Date, or (ii) in the case of any Employee who becomes entitled to benefits in accordance with Section 3.5 of the Pension Plan, to accelerate commencement of his or her Excess and Supplemental Benefits to a specified date before the date applicable under Section 3.2(a) but not earlier than the first day of the month immediately following his or her 55th birthday, and/or (iii) to be paid his or her Excess and Supplemental Benefits in any form permitted (without regard to any requirements for spousal consent) under the Pension Plan other than the form applicable under
                    Section 3.2(b).

                    Any such election shall be made in writing, on a form furnished to the Employee for such purpose by the Administrative Committee. The form shall be signed by the Employee and delivered to the Administrative Committee. An election under this Section 3.2(c) shall not be effective unless received by the Administrative Committee at least twenty-four months prior to the Employee's retirement or other termination of employment.

               (d) If payment of Excess and/or Supplemental Benefits commences earlier or later than payment of Pension Plan benefits, the amount of the Excess and/or Supplemental Benefits to be paid hereunder shall be determined as though payment of Pension Plan benefits commenced on the same date as payment of such Benefits commences, except that no increase in the dollar limitation of section 415(b)(1)(A) of the Code occurring after payment of Pension Plan benefits commences shall be taken into account.

               (e) If Excess and/or Supplemental Benefits commence to be paid on or after the date Pension Plan benefits commence to be paid, the amount of Excess and/or Supplemental Benefits to be paid hereunder shall be determined in accordance with the following additional rules:

                    (i) determine the Employee's Excess and/or Supplemental Benefits as though such Benefits were payable in the same form, and with the same beneficiary, if any, as Pension Plan benefits, and disregarding any change in marital status occurring subsequent to the date on which payment of Pension Plan benefits commence,







                    (ii) if the Employee's Pension Plan benefits are payable in accordance with Option 1 or 2, as described in Section 10.1 of the Pension Plan, divide the amount determined in (i) by the complement of the reduction percentage applied to Pension Plan benefits in accordance with such Section 10.1, to convert such amount into a benefit payable in the form of a single life annuity, and

                    (iii) if payment of the Employee's Excess and/or Supplemental Benefits is to be made in a form other than as a single life annuity, reduce the amount determined in (ii) by the reduction percentage that would be applicable under Section 10.1 of the Pension Plan to an annuity payable thereunder to the Employee in the same form as the form in which payment of the Employee's Excess and/or Supplemental Benefits is to be made hereunder and with the same beneficiary.

                    If Excess and/or Supplemental Benefits commence to be paid before Pension Plan benefits commence to be paid, the amount of such Benefits to be paid hereunder shall be determined as though Pension Plan benefits were being paid at the same time and in the same form as Excess and/or Supplemental Benefits, until such time as Pension Plan benefits commence to be paid, at which time the amount of Excess and/or Supplemental Benefits thereafter to be paid hereunder shall be adjusted, in a manner consistent with the foregoing paragraph, to the extent necessary to reflect any difference in the form of payment for the Employee's Pension Plan benefits and the form of payment for his or her Excess and/or Supplemental Benefits.

               (f) In determining the amount of the Excess and/or Supplemental Benefit payable hereunder to an Employee or the Employee's surviving spouse, there shall be taken into account any increase in the amount of the pension benefit that is payable, pursuant to Section 6 or Section 9 of the Pension Plan, to the Employee or his or her surviving spouse for the first 12 months during which such pension benefit is payable.

               (g) If, pursuant to Section 3.2(b) or (c) above, an Employees Excess and/or Supplemental Benefit is otherwise required to be paid in the same form as Option 1 or Option 2 as described in Section 10.1 of the Pension Plan, and if the person designated by the Employee as his or her beneficiary for purposes of such payment form should die at any time prior to the fifth anniversary of the date on which the Employee's Benefits hereunder commence to be paid (the Employee's






                    Benefit Starting Date"), the Benefit amounts payable to the Employee hereunder after the date of such beneficiary s death shall be equal to the Benefit amounts that would have been payable to the Employee hereunder after such date if such Benefit amounts had been payable to the Employee, from his or her Benefit Starting Date, in the form of a single life annuity.

               (h) Notwithstanding any other provision of the Plan to the contrary or any other optional form of distribution otherwise elected or provided for hereunder, each Employee shall be permitted to make a special distribution election to have his or her Excess and/orSupplemental Benefit distributed in the form of a single lump sum payment in the event of the Employee's termination of employment (1) by the Company (A) within twelve (12) months prior to a Change in Control or (B) prior to a Change in Control but which the Employee reasonably demonstrates (i) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control and who effectuates a Change in Control or (ii) otherwise arose in connection with, or in anticipation of a Change in Control which has been threatened or proposed and which actually occurs, or (2) for any reason within the two (2) year period following a Change in Control; provided, however, that such election shall be effective only if it is made either
                    (I) at least twenty-four (24) months prior to such termination of the Employee's employment, or (II) if such termination of employment constitutes an "Involuntary Termination" as defined below, at least one year prior to such Change in Control. Any special election made hereunder may be revoked, and a new special election may be made at any time; provided, however, that any such revocation or new election shall be effective only if it is made within the election period specified in clause (I) or (II) of the preceding sentence. Any special election, or revocation of a special election, that may be made hereunder shall be made in the manner set forth in Section 3.2(c). The lump sum payment to be made hereunder to an Employee shall be in an amount that is Actuarially Equivalent (as defined in the Pension Plan and determined as of the first day of the month following the date of the Employee's termination of employment or, if later, the date on which the Change in Control occurs) to the Excess and/or Supplemental Benefit that otherwise would be payable hereunder to the Employee if (x) payment of the Employee's Excess and/or Supplemental Benefit and the benefits payable to the Employee under the Pension Plan were to commence on the Employee's Normal Retirement Date (as defined in the Pension Plan) or, if earlier, on the earliest date as of which the Employee could elect to have payment of his or her benefits






                    under the Pension Plan commence, (y) the Employee's Excess and/or Supplemental Benefit were payable in the form of a single life annuity, and (z) the Employee's benefits under the Pension Plan were payable either (1) in the same form as Option 2 as described in Section
                    10.1 of the Pension Plan with the Employee's spouse as the beneficiary thereunder, if the Employee is married on the date of his or her termination of employment, or
                    (2) in the form of a single life annuity, if the Employee is not married on such date. The lump sum payment to be made hereunder to the surviving spouse of an Employee shall be in an amount that is Actuarially Equivalent (as defined in the Pension Plan and determined as of the date of the Employee's death) to the Excess and/or Supplemental Benefit that otherwise would be payable hereunder to such spouse by reason of the Employee's death.

                    The lump sum payment to be made hereunder with respect to any Employee shall be made by no later than thirty
                    (30) days following the date of the Employee's termination of employment or, if the Employee's employment terminates prior to the Change in Control, thirty (30) days after the date on which the Change in Control occurs; provided, however, that if any payment with respect to the Employee's Excess and/or Supplemental Benefit would have been made on any date prior to the Change in Control pursuant to the other provisions of this Section 3.2 if the Participant had not made a special election under this Section 3.2(h), such payment shall be made on such prior date notwithstanding the Participant's special election hereunder and, in such case, the payment otherwise required to be made pursuant to the Participant's special election hereunder shall be reduced by the actuarial value of all such prior payments.

                    For purposes of this Section 3.2(h), an "Involuntary Termination" shall mean the termination of an Employee's employment (A) as a result of the Employee's death, (B) by the Company, for any reason, or (C) by the Employee, for "Good Reason" as defined below.

                    For purposes of the paragraph above, "Good Reason" shall mean the occurrence after a Change in Control of any of the following events or conditions:

                    (A) a change in the Employee's status, title, position or responsibilities (including reporting responsibilities) which, in the Employee's reasonable judgement, represents an adverse change from his or her status, title, position or responsibilities as in effect immediately prior thereto; the assignment to the Employee of any duties or responsibilities which, in the






                         Employee's reasonable judgement, are inconsistent with his or her status, title, position or responsibilities; or any removal of the Employee from or failure to reappoint or reelect him or her to any of such offices or positions, other than in connection with the termination of his or her employment for disability, for cause, or by the Employee other than for Good Reason;

                    (B) a reduction in the Employee's annual base salary below the rate of the Employee's annual base salary in effect as of the date of the Change in Control or, if greater, at any time thereafter, determined without regard to any salary reduction or deferred compensation elections made by the Employee;

                    (C) the relocation of the offices of the Company at which the Employee is principally employed to a location more than twenty-five (25) miles from the location of such offices immediately prior to the Change in Control, or the Company's requiring the Employee to be based anywhere other than such offices, except to the extent the Employee was not previously assigned to a principal location and except for required travel on the Company's business to an extent substantially consistent with the Employee's business travel obligations at the time of the Change in Control;

                    (D) the failure by the Company to pay to the Employee any amount of the Employee's current compensation, or any amount payable under any deferred compensation program of the Company in which the Employee participated, within seven (7) days of the date on which payment of such amount is due; or

                    (E) the failure by the Company to (1) continue in effect (without reduction in benefit level, and/or reward opportunities) any material compensation or employee benefit plan in which the Employee was participating immediately prior to the Change in Control unless a substitute or replacement plan has been implemented which provides substantially identical compensation or benefits to the Employee or (2) provide the Employee with compensation and benefits, in the aggregate, at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under all other compensation or employee benefit plans, programs and practices in which the Employee was participating immediately prior to the Change in Control.







                    Any event or condition described in subparagraph (A) through (E) above which occurs (1) within twelve (12) months prior to a Change in Control or (2) prior to a Change in Control but which (x) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control and who effectuates a Change in Control, or (y) otherwise arose in connection with, or in anticipation of, a Change in Control which has been threatened or proposed and which actually occurs, shall constitute Good Reason for purposes of this Section 3.2(h) notwithstanding that it occurred prior to a Change in Control.

          3.3 Each Employee entitled to benefits under the Plan shall have the status of a mere unsecured creditor of the Company. The Plan shall constitute a mere promise by the Company to make payments in the future of the benefits provided for herein. It is intended that the arrangements reflected in this Plan be treated as unfunded for tax purposes and for purposes of Title I of ERISA.

          3.4 An Employee's rights to benefit payments under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of the Employee or his or her spouse or other beneficiary.


                                      SECTION 4

                                    Administration


          4.1 The Plan shall be administered by an Administrative Committee. The Administrative Committee shall consist of such persons as the Company from time to time may appoint to serve thereon. Action to appoint or remove members of the Committee may be taken by the Company either by resolution duly adopted by its Board of Directors, or by an instrument in writing executed by an officer of the Company to whom authority to appoint or remove members of the Committee has been delegated pursuant to a resolution duly adopted by the Company's Board of Directors.

          4.2 The Administrative Committee shall have the power to interpret the Plan, to decide all questions that may arise as to the construction or application of any of its provisions, and make all determinations as to the rights of Employees or other persons to benefits under the Plan. Any determination made by the Administrative Committee prior to a Change in Control as to the interpretation, construction or application of the Plan, or as to the rights of any Employee or other persons to benefits under the Plan, shall be conclusive and binding on all parties. Any such

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               determination made by the Administrative Committee after the occurrence of a Change in Control that denies, in whole or in part, any claim made by any individual for benefits hereunder shall be subject to judicial review, under a "de novo", rather than a deferential, standard.

          4.3 Each member of the Administrative Committee shall be indemnified and held harmless by the Company for any liability or loss (including legal fees or other expenses of litigation) arising out of or in connection with his or her services to the Plan in such capacity, to the extent that such liability or loss (a) is not insured against under any applicable policy of insurance (whether or not maintained by the Company) and (b) is not determined to be due to the gross negligence or willful misconduct of such member or other person.


                                      SECTION 5

                              Amendment and Termination


          5.1 Subject to Section 5.3, the Company may amend the Plan at any time. Any such amendment may be made with retroactive effect to the extent not prohibited by law.

               Action to amend the Plan may be taken by the Company either by resolution duly adopted by the Company's Board of Directors, or by an instrument in writing executed by an officer of the Company to whom authority to adopt or approve amendments to the Plan has been delegated pursuant to a resolution duly adopted by the Company's Board of Directors.

          5.2 Subject to the provisions of Section 5.3, the Plan may be terminated at any time by the Board of Directors.

          5.3 Notwithstanding the provisions of Sections 5.1 and 5.2, (a) no amendment to or termination of the Plan shall impair any rights to benefits which have accrued hereunder and (b) no amendment to Section 3.2(h), Section 4.2 or to this Section 5.3, nor any termination of the Plan, effectuated (i) at the request of a third party who has indicated an intention or taken steps to effect a Change in Control and who effectuates a Change in Control, (ii) within six (6) months prior to, or otherwise in connection with, or in anticipation of, a Change in Control which has been threatened or proposed and which actually occurs, or (iii) following a Change in Control, shall be effective if the amendment or termination adversely affects the rights of any Employee under the Plan.





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